EXHIBIT 3.1
                                                                     -----------



                             AMALGAMATION AGREEMENT

THIS AGREEMENT made as of the 26th day of January, 1998,

BETWEEN:

                  RIVERSIDE FOREST PRODUCTS LIMITED, a company incorporated under the laws of British Columbia under No. 505277, having its registered and records office at 3000 Royal Centre, P.O. Box 11130, 1055 West Georgia Street, Vancouver, British Columbia, V6E 3R3

                  (herein called "Riverside")

AND:

                  RIVERSIDE FOREST PRODUCTS (SODA CREEK) LIMITED, a company incorporated under the laws of British Columbia under No. 542868, having its registered and records office at 3000 Royal Centre, P.O. Box 11130, 1055 West Georgia Street, Vancouver, British Columbia, V6E 3R3

                  (herein called "Soda Creek")

WHEREAS:

A. It is desirable for business reasons that the parties (herein collectively called the "Amalgamating Companies") amalgamate pursuant to the Company Act of British Columbia (herein called the "Company Act") for the purpose of forming one company (herein called the "Amalgamated Company") to continue the business heretofore carried on by each of the parties, and the Amalgamating Companies have agreed to amalgamate upon the terms and conditions herein;

B. Riverside is a reporting company under the Company Act and its authorized capital consists of 25,000,000 common shares without par value, of which 9,199,493 shares are issued, outstanding and fully paid and are listed on the Toronto Stock Exchange and The Vancouver Stock Exchange;

C.       The authorized capital of Soda Creek is as follows:

         (i) 1,000,000 Class A Preference shares with a par value of $1,000.00 each;

         (ii) 10,000 Class B Preference shares with a par value of $1,000.00 each; and

         (iii)    1,000,000 Common shares without par value (voting).

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D.       The following Shares of Soda Creek are issued and outstanding as fully paid and non-assessable:

         SHAREHOLDER                                           SHARES

         Riverside Forest Products Limited            16,444,001 Common shares
         TimberWest Forest Limited                    50,000 Class A Preference
         Riverside Forest Products Limited            10 Class B Preference

E. It is anticipated that the 50,000 Class A Preference shares held by TimberWest Forest Limited (the "TimberWest Shares") will, prior to the Effective Date of amalgamation of Riverside and Soda Creek, be either redeemed by Soda Creek or purchased from TimberWest Forest Limited by Riverside so that Riverside will thereafter own all of the issued and outstanding shares of Soda Creek; and

F. Each of the Amalgamating Companies has made full disclosure to the other of all its assets and liabilities.

WITNESSES THAT in consideration of the mutual covenants herein, the parties hereto agree each with each of the other as follows:

1. The Amalgamating Companies hereby agree to amalgamate pursuant to the Company Act and to continue to act as one company under the terms and subject to the conditions herein.

2. The name of the Amalgamated Company will be Riverside Forest Products Limited and subject to the Company Act, the Amalgamated Company will not be restricted in the business which it is permitted to carry on nor in the exercise of its powers.

3. The amalgamation will take effect at 12:01 am on October 1, 1998 or such later date approved by the directors of the Amalgamating Companies (herein called the "Effective Date of Amalgamation").

4. The authorized capital of the Amalgamated Company will be 25,000,000 common shares without par value.

5. The Memorandum and Articles of the Amalgamated Company will, subject to repeal, amendment, alteration or addition under the Company Act, be in the form set forth in Schedules A and B attached hereto respectively which were approved by the Registrar of Companies for British Columbia on the 19th day of November, 1997.

6. The registered and records offices of the Amalgamated Company will be at 3000 Royal Centre, P.O. Box 11130, 1055 West Georgia Street, Vancouver, British Columbia V6E 3R3 until otherwise determined.

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7.       The number of directors of the Amalgamated Company will, until otherwise determined, be 5. The full names, resident addresses and occupations of the first directors of the Amalgamated Company are:

NAME OF DIRECTOR          ADDRESS OF DIRECTOR

Gordon William Steele     12812 Kinloch Drive, Vernon, British Columbia, V1B 1C2

Gerald Edwin Raboch       7913 Kirkland Drive, Vernon, British Columbia, V1B 1V7

John Frederick Ellett     Site 10, Comp A5, RR#4, 7520 Tronson Road, Vernon,
                          British Columbia, V1T 6L7

William G. McIntosh       38 - 5880 Hampton Place, Vancouver, British Columbia,
                          V6T 2E9

George L. Malpass         768 - 1515 West 2nd Avenue, Vancouver, British
                          Columbia, V6J 5C5

and the directors will hold office until the first annual general meeting of the Amalgamated Company or until they sooner cease to hold office.

8. The management and working of the Amalgamated Company will be under the control of the board of directors from time to time, subject to the Articles and the Company Act and the following persons will hold the offices set opposite their respective names and carry out the respective duties thereof until relieved therefrom by the directors or until they sooner cease to hold such office, namely:

      President and Chief Executive Officer:               Gordon William Steele
      Secretary/ Treasurer and Chief Financial Officer:    Michael E. Moore
      Assistant Secretary and Chief Operating Officer:     Gerald E. Raboch
      Vice-President, Sales and Marketing:                 Morris J. Douglas
      Vice-President, Woodlands:                           John S. Marritt

9. The first annual general meeting of the Amalgamated Company will be held in the month of January, 1999.

10. It is a condition precedent to the amalgamation provided for in this Agreement that the TimberWest Shares will, prior to the Effective Date of Amalgamation, be either redeemed by Soda Creek or purchased from TimberWest Forest Limited by Riverside so that Riverside will thereafter own all of the issued and outstanding shares of Soda Creek.

11. The issued and unissued shares of each of the Amalgamating Companies will be exchanged for shares of the Amalgamated Company or cancelled as follows:

         (a) all of the unissued shares of each of the Amalgamating Companies will be cancelled;

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         (b)      each of the issued shares of Soda Creek held by Riverside
                  (Riverside being the sole shareholder of Soda Creek on the Effective Date of Amalgamation), will be cancelled without any repayment of capital;

         (c) each of the issued shares of Riverside will be exchanged for one common share without par value,

and on the Effective Date of Amalgamation the cancellations and exchanges herein set forth shall be deemed to have been made.

12. This agreement must be adopted by each of the Amalgamating Companies in the manner prescribed by the Company Act, and upon such adoption of this agreement, an application for Court approval of the amalgamation will be made pursuant to Section 249 of the Company Act.

13. On the Effective Date of Amalgamation, the shareholders of the Amalgamating Companies shall be deemed to be shareholders of the Amalgamated Company on the basis set forth in paragraph 10 herein.

14. The assets, liabilities and surpluses of the Amalgamated Company will be the aggregate of the assets, liabilities and surpluses of the Amalgamating Companies, all as appearing from their respective books on the Effective Date of Amalgamation. Without restricting the generality of the foregoing, the Amalgamated Company will be seized of and will hold and possess all the property, rights and interests and be subject to all the debts, liabilities, duties and obligations (except amounts recoverable from or payable by one of the Amalgamating Companies to the other, which amounts will be cancelled) of each Amalgamating Company (including any obligations to dissenting members under Section 207 of the Company Act) and all rights of creditors to obtain payment of their claims and all the property, rights and interests of the parties hereto liable for such claims, and all liens upon the property, rights and interests of the Amalgamating Companies will be unimpaired by the amalgamation and all debts, liabilities, duties, obligations and contracts of each of the Amalgamating Companies will thenceforth attach to and be enforceable against the Amalgamated Company to the same extent as if the debts, liabilities, duties, obligations and contracts had been incurred or contracted by it.

15. The paid up capital of the shares of the Amalgamated Company will not exceed the aggregate of the paid up capital of the shares of the Amalgamating Companies immediately before the Effective Date of Amalgamation.

16. No action or proceeding by or against any of the Amalgamating Companies will abate or be affected by the amalgamation, but for these purposes, each Amalgamating Company may be deemed still to exist, or the Amalgamated Company may be substituted in the action or proceeding in the place thereof.

17. The Amalgamated Company will pay and discharge every liability of the Amalgamating Companies (other than liabilities in respect of shares) and all expenses of and incidental to the amalgamation herein.

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18.      This agreement will be implemented and the books of account of the
Amalgamated Company will be made up in accordance with the provisions of Section 87 of the Income Tax Act, Canada, as amended with effect from and including the Effective Date of Amalgamation and to the extent any of the provisions hereof are inconsistent with the application of the said Section 87 as amended, such provision will be null and void and of no effect.

19. The parties will sign, execute, deliver and complete any other documents necessary to give full force and effect to the provisions and intent of this agreement.

20. The parties may, by resolution of their respective directors, assent to any alteration or modification of this agreement which the Registrar of Companies or the Supreme Court of British Columbia may require or which the shareholders of the Amalgamating Companies may direct or approve pursuant to the Company Act and all alterations or modifications so assented to shall be binding upon the parties hereto. In addition, the directors of either of the Amalgamating Companies may, by resolution prior to the issuance of the certificate of amalgamation, terminate this agreement notwithstanding the approval of this agreement pursuant to Section 249 of the Company Act.

IN WITNESS WHEREOF the parties have caused their corporate seals to be affixed in the presence of their duly authorized officers on the day and year first written above.

THE CORPORATE SEAL of RIVERSIDE FOREST PRODUCTS       )
LIMITED was hereunto affixed in the presence of:      )
                                                      )
                                                      )
----------------------------------------------------- )
                                                      )     C/S
----------------------------------------------------- )


THE CORPORATE SEAL of RIVERSIDE FOREST PRODUCTS       )
(SODA CREEK) LIMITED was hereunto affixed in the      )
presence of:                                          )
                                                      )
                                                      )
----------------------------------------------------- )
                                                      )     C/S
----------------------------------------------------- )


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                                   CERTIFICATE

Riverside Forest Products Limited hereby certifies that it is the beneficial owner of all of the issued and outstanding shares of Riverside Forest Products (Soda Creek) Limited and hereby approves the Amalgamation Agreement.

DATED the 25th day of February, 1998.


                                             RIVERSIDE FOREST PRODUCTS LIMITED


                                             Per:_______________________________
                                                      Secretary


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                                  Schedule "A"


                                     FORM 1
                                   (Section 5)


                                   COMPANY ACT

                                   MEMORANDUM

                                       OF

                        RIVERSIDE FOREST PRODUCTS LIMITED



1.       The name of the Company is "RIVERSIDE FOREST PRODUCTS LIMITED".

2. The authorized capital of the Company consists of 25,000,000 Common shares without par value.